Exhibit 10.2

 FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) made this 2nd day of April , 2007 ("Execution Date"), by and between TR STONE MANOR CORP., a Delaware corporation (hereinafter called “Landlord”), and DISCOVERY LABORATORIES, INC., a Delaware corporation (hereinafter called “Tenant”).

WHEREAS, Landlord's predecessor in interest, Stone Manor Corporate Center, L.P. ("SMCC") and Tenant entered into that certain Office Lease Agreement dated May 26, 2004 ("Original Lease"), as amended by that certain Addendum to Office Lease Agreement between SMCC and Tenant dated of even date as the Original Lease ("Addendum"), as further amended by that certain Commencement Date Agreement between SMCC and Tenant dated January 19, 2005 ("Commencement Date Agreement", and together with the Original Lease and the Addendum, the "Lease"), under which Landlord demised to Tenant the premises consisting of approximately 39,594 rentable square feet of office space on the first and second floors (the “Premises") in the building commonly known as Stone Manor Corporate Center, 2600 Kelly Road, in Doyleston and Warrington Townships, Pennsylvania (the “Building"), all as more particularly set forth in the Lease, for a Lease Term expiring February 28, 2010.

WHEREAS, Tenant desires to undertake certain improvements to the Premises, Building and surrounding area, which improvements include (i) renovation of the Premises to include a laboratory; (ii) the installation of wiring, plumbing, duct work and related appurtenances in the Building; (iii) the installation of an emergency power generator near the Building; and (iv) other related work, all as set forth on the plans and specifications prepared by Trident Engineering, Inc., attached to the Work Letter as Schedule 1 (the "Plans"), approved by the Landlord, and as the same may be revised with Landlord's prior written approval (the "Tenant's Work").

WHEREAS, Landlord has approved the Tenant's Work, subject to (i) Tenant's covenant to pay for the costs associated with the modifications to the HVAC in the Premises required to make such HVAC sufficient for the increased ventilation needs created by Tenant's laboratory and generator; and (ii) the terms of this First Amendment, and the Work Letter and Generator License Agreement attached hereto as Exhibit A and Exhibit B, respectively, and incorporated herein by reference and made a part hereof

WHEREAS, Landlord and Tenant desire to extend the Lease Term and to amend certain other provisions of the Lease, as more particularly set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as follows:

1.
Recitals Incorporated. The Recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.

2.
Defined Terms. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease. All references herein to “Lease” shall be deemed to be references to the Lease, as amended hereby.

3.	Term. The Lease Term is hereby extended for a period of thirty-six (36) months commencing on March 1, 2010, and expiring on February 28, 2013 (the "Extension Term").

4.
Base Rental. During the Extension Term, Base Rental due under the Lease shall be increased to the amounts set forth in the following schedule, which shall be payable in accordance with the provisions of the Lease:

Period	Base Rental (annual)	Monthly Installments of Base Rental
March 1, 2010 - February 28, 2011	$979,951.56	$81,662.63
March 1, 2011 - February 29, 2012	$999,748.56	$83,312.38
March 1, 2012 - February 28, 2013	$1,019,545.56	$84,962.13

During the remainder of the Lease Term and during the Extension Term, Tenant shall pay, as rent, the amounts and charges provided in Section 6 of the Original Lease with respect to Tenant's Building Proportionate Share and Tenant's Site Proportionate Share, as the case may be, of the Operating Expenses, together with all other amounts and charges payable by Tenant to Landlord under the Lease.

5.
Security Deposit. Subject to the provisions of Section 6 of the Addendum, Landlord shall continue to hold during the Extension Term the security deposit consisting of $600,000.00, in the form of a letter of credit dated September 24, 2004 and amended on December 29, 2005, issued by Wachovia Bank (the "Letter of Credit"). Section 6(f) of the Addendum is hereby deleted in its entirety and the following is substituted in lieu thereof: "As of March 1, 2010, provided that no Event of Default has occurred and is continuing, and there is no existing circumstance with which the passage of time or the giving of notice, or both, would give rise to an Event of Default, Tenant may reduce the Letter of Credit to the amount of $400,000.00 for the remainder of the Extension Term by (i) delivering to Landlord either cash or a substitute letter of credit in the reduced amount; (ii) modifying the Letter of Credit to the reduced amount without changing any of the other provisions thereof, including the Landlord's ability to draw on the Letter of Credit, if necessary; or (iii) otherwise reducing the Letter of Credit in a manner mutually acceptable to both Landlord and Tenant."

6.
Condition of the Premises. Tenant is in possession of the Premises and accepts the same "as is" without any representations or warranties of any kind, subject to conditions that are the responsibility of the Landlord to repair or maintain pursuant to the express provisions of the Lease. No agreement of Landlord to alter, remodel, redecorate, repair or improve the Premises, or the Building, or to provide Tenant with any credit or allowance for the same, and no representation regarding the condition of the Premises or the Building have been made by or on behalf of Landlord or relied upon by Tenant, except as otherwise expressly provided with respect to the Tenant's Work described in Section 7 below.

7.
Tenant's Work. Tenant shall construct those certain improvements to the Premises and duct work and generator installation in the Building, described as the Tenant's Work in the Work Letter, Exhibit A, which is attached hereto and made a part hereof, in accordance with the Plans (attached to the Work Letter), and in a good and workmanlike manner. The Tenant's Work shall be completed at Tenant's cost and expense, subject to Landlord's Contribution (as defined in the Work Letter). In accordance with the provisions of Section 11.4 of the Original Lease, Tenant shall be required, at its cost and expense, to: (i) remove, upon the expiration or earlier termination of the Lease: (A) the laboratory fixtures and equipment and any exhaust duct work for the operation of the laboratories installed as part of the Tenant's Work, including the fans from the roof of the Building, all hoods, and exhaust venting; (B) the generator and related appurtenances installed as part of the Tenant's Work; and (C) plumbing and electrical fixtures and other equipment (which is not located within the walls or under the floor of the Premises or the Building and is not common to a general office build-out), if any, installed within the Premises or the Building as part of the Tenant's Work; (ii) restore the Premises and the Building to broom-clean condition, reasonable wear and tear excepted; and (iii) repair any damage to the Premises or the Building resulting from such removal and restoration. Notwithstanding the foregoing, Tenant shall not be required to demolish or restore: (1) any plumbing fixtures or equipment within the walls of the Premises or the Building installed or constructed as part of the Tenant's Work; and (2) any electrical fixtures or equipment installed as part of the Tenant's Work which are considered common to a standard office build-out. If Tenant fails to remove any of the Tenant's Work referenced in subsections (A), (B) and (C) above or restore the Premises and/or Building to the condition required or repair any damage, then Landlord may perform such actions, and Tenant shall reimburse Landlord for any and all costs incurred by Landlord in connection therewith. Any other improvements to the Premises shall be made by Tenant at the sole cost and expense of Tenant.

8.	Termination of Termination Option. Upon execution of this First Amendment, Section 3 of the Addendum, Termination Option, shall become null and void and of no further force and effect.

9.
Right of First Offer. During the remainder of the Lease Term and during the Extension Term, subject to any existing rights of other tenants, and provided that Tenant is not then in default under the Lease, Tenant shall be granted a right of first offer, on the terms and conditions set forth in Section 5 of the Addendum, on any space that comes available within the Building, or any buildings in Stone Manor Corporate Center currently owned or later acquired, controlled or owned by Landlord, or any affiliate of or other company related to Landlord.

10.
Extension Option. The Extension Option, as set forth in Section 8 of the Addendum, shall be modified and amended such that Tenant shall only be entitled to one (1) additional term of three (3) years, commencing upon the expiration of the Extension Term (the "New Extension Option"). Tenant must notify Landlord of its intention to exercise the New Extension Option, in writing, at least nine (9) months prior to the expiration of the Extension Term. Except as otherwise expressly provided herein, the New Extension Option shall be exercised in accordance with the terms and conditions set forth in Section 8 of the Addendum.

11.
Termination of First Amendment. Notwithstanding any other provision hereof, at any time prior to commencement of construction of Tenant's Work, but in no event later than May 15, 2007, Tenant shall have the right to terminate this First Amendment by providing written notice thereof to Landlord ("Tenant's Termination Notice"). Upon Landlord's receipt of Tenant's Termination Notice, (i) this First Amendment shall become null and void and of no further force and effect; (ii) neither Landlord nor Tenant shall be bound by any of the terms and conditions hereof; and (iii) the Lease shall continue in full force and effect without regard to this First Amendment.

12.	Notices. Notwithstanding anything to the contrary contained in the Lease, all notices from Tenant to Landlord under the Lease shall henceforth be sent to the following:

TR Stone Manor Corp.
c/o Capri Capital Partners LLC
875 N. Michigan Ave.
Suite 3430
Chicago, IL 60611
Attention: Asset Manager

with a copy to:

Holland & Knight LLP
131 South Dearborn Street
30th Floor
Chicago, IL 60603
Attention: James T. Mayer.

13.
Broker. Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker, finder or other person entitled to compensation for services rendered in connection with the negotiation or execution of this First Amendment other than CB Richard Ellis, Inc., representing Landlord, and Cushman & Wakefield of Pennsylvania, Inc., representing Tenant (the "Brokers"). Landlord and Tenant each agree to defend, indemnify and hold harmless the other from and against any claim for broker's or finder's fees or commissions made by any entity, other than the Brokers, asserting such claim by, through or under it. Landlord shall be responsible to pay a commission to the Brokers pursuant to a separate agreement.

14.	Counterparts. This First Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

15.	Time is of the Essence. Time is of the essence for this First Amendment and the Lease and each provision hereof and thereof.

16.
Submission of First Amendment. Submission of this instrument for examination shall not bind Landlord and no duty or obligation on Landlord shall arise under this instrument until this instrument is signed and delivered by Landlord and Tenant.

17.
Entire Agreement. This First Amendment and the Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises. Except for the Lease and this First Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.

18.
Severability. If any provision of this First Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this First Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

19.
Lease In Full Force and Effect. Except as modified by this First Amendment, all of the terms, conditions, agreements, covenants, representations, warranties and indemnities contained in the Lease remain in full force and effect. In the event of any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall prevail.

20.	Successors and Assigns. This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

21.
Integration of the First Amendment and the Lease. This First Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall, in all instances, control and prevail.

22.
Patriot Act. Landlord and Tenant represent and warrant that they are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representation and warranty.

23.
Exculpation. It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein or in the Lease on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in (i) the Building, (ii) the Premises and (iii) the building located at 2700 Kelly Road, in Doyleston and Warrington Townships, Pennsylvania (the "2700 Building") to the terms of this First Amendment and the Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Building and the 2700 Building; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this First Amendment or the Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant. Notwithstanding the provisions of the foregoing exculpation clause, nothing therein is intended to limit or preclude payment of the Landlord's obligations and claims of the Tenant from public liability insurance, excess liability insurance (umbrella policies), fire and casualty insurance policies and all other policies of insurance affecting the Premises maintained by the Landlord.

(EXECUTION PAGE FOLLOWS)

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

WITNESS:	LANDLORD:

TR STONE MANOR CORP.,
a Delaware corporation

By:	By:	/s/
Name: Burma G James		Name: Chris Ball
Its: Vice President

WITNESS:	TENANT:

DISCOVERY LABORATORIES, INC.,
a Delaware corporation

By:	By:	/s/
Name:Kathleen Fitzgibbon		Name: Robert Capetola
Its: CEO

EXHIBIT A

WORK LETTER

It is the intent of this Work Letter that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with all applicable building and environmental codes and requirements of law, including without limitation the Americans with Disabilities Act, and with sound architectural and construction practice in first-class office buildings, provided that neither the design nor the implementation of the Tenant's Work shall cause any interference to the operation of the Building's HVAC, mechanical, plumbing, life safety, electrical or other systems or to other Building operations or functions, nor shall they increase the maintenance or utility charges for operating the Building, except as otherwise expressly provided herein. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings assigned to them in the Lease or the First Amendment, as the case may be.

For and in consideration of the First Amendment and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1  .Tenant's Work. Subject to the Landlord's Contribution (described in Paragraph 8 hereof), Tenant, at its cost and expense, shall perform or cause to be performed the work in the Premises, Building and surrounding area provided for in the Plans, as defined in Paragraph 2(c) hereof, (the "Tenant's Work") in accordance with the provisions of this Work Letter and the Generator License Agreement in the form attached as Exhibit B. Tenant's Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable laws, ordinances, rules and other governmental requirements. Tenant shall commence the construction of Tenant's Work promptly following completion of the preconstruction activities provided for in Paragraph 3 below and shall diligently proceed with all such construction. Tenant shall coordinate Tenant's Work so as avoid unreasonable interference with any other work being performed by or on behalf of Landlord and other tenants at the Building, except as otherwise expressly set forth herein.

2  .Pre-Approved Activities.

(a ) Prior to the execution and delivery of the First Amendment by Landlord and Tenant, Tenant has submitted the following information and items to Landlord for Landlord's review and approval:

(i) the names and addresses of Tenant's contractors (and the contractors' subcontractors), including any architects and engineers, to be engaged by Tenant for the Tenant's Work ("Tenant's Contractors"), which have already been submitted to and approved by Landlord; and

(ii) the Plans for the Tenant's Work, which Plans have been approved by Landlord in accordance with Paragraph 3(c) below.

(b ) Tenant shall update such information and items by providing written notice to Landlord of any changes.

(c ) As used herein, the term "Plans" shall mean (i) the plans and specifications prepared by Trident Engineering, Inc. attached hereto as Schedule 1 and incorporated herein, as such plans and specifications may be revised from time to time in accordance with Paragraph 5 below. The Plans have been approved by Landlord, and such approval by Landlord shall in no way be deemed to be a representation or warranty of Landlord that such Plans are adequate for any use or comply with any applicable laws, ordinances or regulations or other governmental requirements; or be deemed to be an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements.

3. Pre-Construction Activities.

(a) No Tenant's Work shall be undertaken or commenced by Tenant in the Premises until:

(i) all necessary building permits, governmental approvals, permits and licenses have been obtained by Tenant, at Tenant's sole cost and expense; and

(ii) all required insurance coverages have been obtained by Tenant, but failure of Landlord to receive evidence of such coverage upon commencement of the Tenant's Work shall not waive Tenant's obligations to obtain such coverages.

4. Charges and Fees. Subject to Paragraph 8 below, Tenant shall be responsible for all costs and expenses attributable to the Tenant's Work. Notwithstanding the foregoing, Tenant shall not be responsible for any costs or expenses related to Landlord's review and approval of the Plans or Landlord's supervision of Tenant's Work, nor shall Tenant be required to furnish any additional security.

5. Change Orders.

(a) All changes to the final Plans requested by Tenant must be submitted to Landlord in writing within a reasonable time after Tenant or Tenant's Contractor makes or receives changes to such Plans, regardless of whether or not such changes are subject to Landlord's prior approval. Material Changes (hereinafter defined) to the Plans must be approved by Landlord in writing in advance of the implementation of such changes as part of the Tenant's Work. Landlord's consent to such Material Changes is not to be unreasonably withheld or delayed.

(b) Material Changes are defined as those changes to the Plans which either:

(i) affect the mechanical, electrical, plumbing, HVAC or other systems of the Building;

(ii) alter or affect the exterior or the structure of the Building; or

(iii) alterations or additions which cost in excess of $25,000.00.

(c) Delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of Tenant's Work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the commencement of the Extension Term or the rental obligations set forth in the Lease.

6. Standards of Design and Construction and Conditions of Tenant's Performance. All Tenant's Work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant's Plans and all design and construction of the Tenant's Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord's fire insurance underwriters. Approval by Landlord of the Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

(b) Tenant shall obtain, at its own cost and expense, all required building permits and, when construction has been completed, shall obtain, at its own cost and expense, an occupancy permit for the Premises, which permit shall be delivered to Landlord. Tenant's failure to obtain such permits shall not cause a delay in the commencement of the Extension Term or the rental obligations set forth under the Lease or First Amendment.

(c) Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's contractors and subcontractors and with other contractors and subcontractors in the Building.

(d) Landlord shall have the right, but not the obligation, to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any Tenant's Work (i) which Landlord deems to be necessary on an emergency basis, (ii) which pertains to structural components, building systems or the general utility systems for the Building, (iii) which pertains to the erection of temporary safety barricades or signs during construction, or (iv) which pertains to patching of the Tenant's Work.

(e) Tenant shall use only new, first-class materials in the Tenant's Work, except where explicitly shown otherwise in the Plans. Tenant shall obtain warranties of at least one (1) year's duration from the completion of the Tenant's Work against defects in workmanship and materials on all Tenant's Work performed and equipment installed in the Premises as part of the Tenant's Work.

(f) Tenant and Tenant's Contractors, in performing Tenant's Work, shall not unreasonably interfere with other tenants and occupants of the Building. Tenant and Tenant's Contractors shall make all efforts and take all steps appropriate to construction activities undertaken in a fully occupied, first-class office building so as not to interfere with the operation of the Building and shall, in any event, comply with all reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise and construction traffic and to protect their facilities and the facilities of others affected by the Tenant's Work and to properly police same. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building. In the event that Tenant's Work may disrupt, interfere or in any way affect another tenant's use of the Building or any portion thereof, Landlord shall use good faith efforts to secure any approvals that may be required of those tenants. Notwithstanding the foregoing, Tenant and Tenant's Contractors shall have the right to perform the Tenant's Work.

(g) Landlord shall have the right to order Tenant or any of Tenant's Contractors who materially violate the requirements imposed on Tenant or Tenant's Contractors in performing Tenant's Work to cease Tenant's Work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the rental and other obligations therein set forth.

(h) Utility costs or charges for any service (including HVAC, hoisting or freight elevator and the like) to the Premises shall be the responsibility of Tenant from the date Tenant commences the Tenant's Work and shall be paid for by Tenant at Landlord's rates. Tenant shall apply and pay for all utility meters required. All use of freight elevators is subject to scheduling by Landlord. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers.

(i) Tenant shall permit access to the Premises, and the Tenant's Work shall be subject to inspection, by Landlord and Landlord's architects, engineers, contractors and other representatives at all times during the period in which the Tenant's Work is being constructed and installed and following completion of the Tenant's Work.

(j) Tenant shall proceed with the Tenant's Work expeditiously, continuously and efficiently, and shall complete the same on or before December 31, 2007, and Landlord shall use reasonable commercial efforts to assist Tenant with the completion of the Tenant's Work on or before said date. Tenant shall notify Landlord upon completion of the Tenant's Work and shall furnish Landlord with such further documentation as may be necessary under Paragraph 8 below.

(k) Tenant shall have no authority to deviate from the Plans in performance of the Tenant's Work unless: (i) such deviation meets the requirements set forth in Paragraph 5 above; or (ii) such deviations have been authorized by Landlord or its designated representative in writing. Tenant shall furnish to Landlord "as-built" drawings of the Tenant's Work within ten (10) days after completion of the Tenant's Work.

(l) Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

(m) Tenant shall impose on and enforce all applicable terms of this Work Letter against Tenant's Contractors.

7. Insurance and Indemnification.

(a) Tenant covenants and agrees to secure and maintain, at all times before, during and after completion of the Tenant's Work (and through the Term of the Lease), insurance of the types and amounts set forth in Article 17 of the Original Lease. Tenant further covenants and agrees to insure the Tenant's Work for the full replacement value thereof, in accordance with Article 11 and Article 17 of the Original Lease. Tenant's insurance shall include Tenant's Contractors and Tenant shall require Tenant's Contractors to secure, pay for and maintain during the continuance of the construction within the Building or the Premises, insurance of the types and amounts set forth in Article 17 of the Original Lease.

(b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law, Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord's contractors and Landlord's architects and their respective partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Tenant's Work or the entry of Tenant or Tenant's Contractors into the Building and the Premises, including, without limitation, mechanics' liens or the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant's Contractors and death of or bodily injury to persons or damage to the property of Tenant, Tenant's Contractors and their respective employees, agents, invitees or licensees or others, except for such claims, liabilities, losses, damages and expenses solely caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

8. Landlord's Contribution; Excess Amounts.

(a) In connection with the Tenant's Work, provided that Tenant complies with all of the requirements of this Section 8 and Tenant is not in default hereunder or under the Lease, Landlord shall contribute a maximum amount ("Landlord's Contribution") of Three Hundred Ninety-Five Thousand Nine Hundred Forty and No/100 Dollars ($395,940.00) (calculated at the rate of $10.00 per rentable square foot of the Premises), as Landlord's share of the cost of the Tenant's Work incurred by Tenant

(b) Periodically after completion of a portion of the Tenant's Work, Tenant may submit to Landlord a payment request for costs of the Tenant's Work (the "Payment Request"). The Payment Request shall include: (i) all applications for payment to Tenant's Architect and certificates of payment issued by Tenant's Architect; and (ii) copies of the AIA documents G702tm-1992 and G703tm-1992 received or issued for each application for payment made by Tenant's Contractors.

(c) Within five (5) days of receiving a Payment Request from Tenant, Landlord shall pay a portion of the Landlord's Contribution in the amount of Eighty-Nine Thousand Eighty-Six and 50/100 Dollars ($89,086.50), which amount equals one-quarter (1/4) of the Landlord's Contribution, minus the ten percent (10%) retainage (as set forth in subsection (d) below).

(d) After each Payment Request, Landlord shall pay the portion of the Landlord Contribution as set forth in subsection (c) above, until ninety percent (90%) of Landlord's Contribution has been expended and only the ten percent (10%) retainage amount remains (the "Retainage"). The Retainage shall equal $39,594.00, and Tenant shall not be entitled to such Retainage until it has complied with the requirements set forth in subsection (f) below.

(e) Upon written request by Landlord, at no expense to Landlord, Tenant shall furnish Landlord with legible copies or originals of any records of Tenant or Tenant's Contractors regarding the Tenant's Work, including the progress thereof and payments made therefor, which request shall not delay the payments required by Landlord under subsections (c) and (d) above. Tenant shall accommodate such requests in a timely manner.

(f) Upon completion of the Tenant's Work, Tenant shall furnish Landlord with final waivers of liens and contractors' affidavits, in such form as may be required by Landlord, from all parties performing labor or supplying materials or services in connection with the Tenant's Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building. Tenant shall submit to Landlord a detailed breakdown of Tenant's total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord. Within fifteen (15) days of Landlord's receipt of such documentation and waivers as described herein, Landlord shall pay to Tenant the Retainage.

9. Miscellaneous.

(a) Except as expressly set forth herein, in the First Amendment or in the Lease, Landlord has no agreement with Tenant and has no obligation to do any Tenant's Work with respect to the Premises.

(b) If the Plans for the Tenant's Work require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the core of the Building in which the Premises are located, then Tenant agrees to pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.

(c) Time is of the essence under this Work Letter.

(d) If Tenant fails to make any payment relating to the Tenant's Work as required hereunder, Landlord, at its option, may complete the Tenant's Work pursuant to the approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(e) Notices under this Work Letter shall be given in the same manner as under the Lease.

(f) The liability of Landlord hereunder or under any amendment hereto or any  instrument or document executed in connection herewith (including, without  limitation, the Lease) shall be limited to and enforceable solely against Landlord's  interest in the Building.

(g) The headings set forth herein are for convenience only.

(h) Except as set forth in the First Amendment, or the Generator License  Agreement attached thereto, this Work Letter sets forth the entire agreement of  Tenant and Landlord regarding the Tenant's Work. This Work Letter may only be  amended if in writing and duly executed by both Landlord and Tenant.

SCHEDULE 1

PLANS

EXHIBIT B

GENERATOR LICENSE AGREEMENT

This GENERATOR LICENSE AGREEMENT (this “Agreement”) made this 2nd day of April , 2007 ("Execution Date"), by and between TR STONE MANOR CORP., a Delaware corporation (hereinafter called “Licensor”), and DISCOVERY LABORATORIES, INC., a Delaware corporation (hereinafter called “Licensee”).

WHEREAS, Licensor's predecessor in interest, Stone Manor Corporate Center, L.P. ("SMCC") and Licensee entered into that certain Office Lease Agreement dated May 26, 2004 ("Original Lease"), as amended by that certain Addendum to Office Lease Agreement between SMCC and Licensee dated of even date as the Original Lease ("Addendum"), as further amended by that certain Commencement Date Agreement between SMCC and Licensee dated January 19, 2005 ("Commencement Date Agreement"), as further amended by that certain First Amendment to Lease between Licensor and Licensee (the "First Amendment", and together with the Original Lease, the Addendum and the Commencement Date Agreement, the "Lease"), under which Licensor demised to Licensee the premises consisting of approximately 39,594 rentable square feet of office space on the first and second floors (the “Premises") in the building commonly known as Stone Manor Corporate Center, 2600 Kelly Road, in Doyleston and Warrington Townships, Pennsylvania (the “Building"), all as more particularly set forth in the Lease, for a Lease Term expiring February 28, 2013.

WHEREAS, in connection with such Lease, Licensee desires a license to use certain space, depicted on the plan sheet SK2, prepared by Trident Engineering, Inc., attached hereto as Attachment 1 for the purpose of installing and using an emergency generator (the "Generator"), the fuel storage tank and related equipment ("Related Equipment") described in the specifications prepared Trident Engineering, Inc., attached hereto as Attachment 2 (the "Licensed Space"). For the purposes hereof, the Related Equipment includes the Connecting Equipment (as hereinafter defined), unless otherwise indicated.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree as follows:

1.
Grant of License. Licensor, for and in consideration of the covenants and agreements made by Licensee herein contained, does hereby grant unto Licensee, for a term coterminous with the term of the Lease, unless sooner terminated as provided herein, a license to utilize the Licensed Space for the purpose of installing and using the Generator and Related Equipment in order to obtain emergency standby or back-up power only (the "License").

2.
Licensor's Approval; Costs. The size, location and placement, as well as the manner and method of installation and removal of the Generator and Related Equipment shall be subject to the prior written approval of Licensor, in its sole and absolute discretion. Licensor hereby approves the location and size of the Generator and Related Equipment to the extent that such location and size are specifically indicated and described on Attachment 1 and Attachment 2, respectively. If Licensor elects to hire structural, mechanical and/or other engineers or consultants to review any material changes to such plans and specifications, Licensee shall reimburse Licensor for the reasonable costs thereof. Such costs and any other amounts due hereunder shall be deemed rent payable in accordance with, and governed by, the provisions of the Lease. In addition, Licensee shall pay for all utilities consumed to install, maintain, operate and remove the Generator and Related Equipment, as well as the reasonable costs of any engineers or consultants employed by Licensor to review or monitor the installation or removal of same.

3.
Approvals, Permits and Compliance with Laws. Prior to the installation of the Generator and Related Equipment, Licensee shall secure, and shall at all times thereafter maintain, the requisite approvals and permits of all governmental bodies having jurisdiction. Licensee, at its expense, shall at all times comply with all applicable laws and ordinances, rules and regulations, codes and statutes of municipal, state and federal governmental authorities relating to the installation, maintenance, height, location, use, operation and removal of the Generator and Related Equipment and all environmental matters with respect thereto. Licensor makes no representation of any kind whatsoever with respect to the Generator and Related Equipment, including any representation that applicable laws, ordinances or regulations permit the installation or operation of the Generator and Related Equipment on the Property.

4.
Access; Installation of Connecting Equipment. Licensor hereby grants unto Licensee the right, to be exercised as herein set forth, to enter upon the Licensed Space for the sole purpose of gaining access to and maintaining the Generator and Related Equipment. In addition thereto, Licensor grants unto Licensee the right, to be exercised as herein set forth, to install in connection with and as a part of the Generator and Related Equipment such equipment, conduits, cables and materials (hereinafter called the "Connecting Equipment") in shafts, ducts, conduits, chases, utility closets and other facilities of the Building, including the premises of other tenants of the Building, upon the terms hereinafter provided, as designated by Licensor, as is reasonably necessary to connect the Generator to Licensee's other machinery and equipment in the Premises, subject to the requirements of any permits and the codes, regulations and rules of any governmental body, agency or authority having jurisdiction. Licensor further grants to Licensee the right of access to the areas where such Connecting Equipment is located for the purposes of maintaining, repairing, testing, replacing or removing the Connecting Equipment; provided, however, that such access and installations do not cause damage to or interfere with the operation or maintenance of any part of the Building or with any other tenants' operation of their business or use of their premises. Anything herein to the contrary notwithstanding, Licensee shall only enter upon the Licensed Space at times in accordance with the Schedule (as defined in Section 6 below) and such other areas only at such times, in such manner and under such circumstances as shall not cause damage or endangerment to life or limb.

5.
Licensee's Responsibilities with Respect to Testing, Operating and Maintaining the Generator. Licensee, at its expense, shall be solely responsible for testing, operating and maintaining the Generator and Related Equipment in a safe, structurally sound, clean and sightly condition and in strict compliance with all requirements of any governmental authority, Licensor's insurer and Licensor's lender, including providing to such parties any certifications required by such parties in connection with this License. Any Environmental Protection Agency ("EPA") manifests required with respect to such testing, operation and maintenance of the Generator and Related Equipment shall be in the name of Licensee and shall be the sole responsibility of Licensee. The Generator and Related Equipment located in the Licensed Space shall be shielded by a wooden or chain-link fence, at Landlord's election, and reasonably landscaped in accordance with Licensor's written specifications at the sole cost and expense of Licensee. Licensee shall indemnify and hold harmless Licensor from and against all liens and claims of mechanics and materialmen furnishing labor and materials in the construction, installation and maintenance of the Generator and Related Equipment.

6.
Testing and Operation of the Generator and Related Equipment. Except for periodic scheduled testing, the Generator shall be operated only during electrical utility outages. Licensee shall establish a schedule (the "Schedule") of dates and time periods for testing of the Generator and Related Equipment, which schedule shall be subject to Licensor's written approval (such approval not to be unreasonably withheld or delayed). Licensee shall test and operate the Generator and Related Equipment in strict accordance with the terms and conditions of this Agreement and such testing and operation shall not interfere with the use and quiet enjoyment of other tenants of their premises. Licensee shall take all appropriate steps in the selection of the Generator and Related Equipment to ensure quiet operation of such Generator and Related Equipment consistent with a sound level acceptable in a normal office environment, as determined by Licensor in its reasonable discretion. In the event that Licensor notifies Licensee of any interference in the quiet enjoyment of other tenants of their premises in the Building or other occupants of the Building from the Generator and Related Equipment (including but not limited to interference resulting from harmonics, buzzing, or similar noise or vibration related matters), Licensee shall use reasonable efforts to promptly eliminate such interference, or failing such elimination, except in the case of an emergency, cease operation of the Generator and Related Equipment until such interference is eliminated. If Licensee fails to comply with any provision of this Agreement (including but not limited to eliminating any interference or ceasing operation as provided in this paragraph), and such failure continues after notice thereof from Licensor to Licensee, Licensor shall have the right, but not the obligation, to cure such failure, and Licensee shall reimburse Licensor for any and all costs incurred by Licensor in connection therewith.

7.	Environmental Concerns; Indemnity.

1.
In connection with the testing and operation of the Generator and Related Equipment, Licensee shall have the right to have a quantity of natural gas, a Hazardous Material (as defined in Section 7.3 below), brought upon and stored in the Licensed Space and used in connection with the Generator and Related Equipment, provided that such natural gas is delivered, stored, used and removed in compliance with all applicable laws, rules, codes, and regulations, including Environmental Laws (hereinafter defined), and that the quantities of such natural gas shall be in such limited quantities as reasonably required for such testing, operation and use of the Generator and Related Equipment.

2.
Except as otherwise expressly set forth herein, Licensee, its agents, employees, contractors or engineers shall not (i) cause or permit any Hazardous Materials to be brought upon, stored, used or disposed on, in or about the Licensed Space and/or the Building), or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Materials in or about the Licensed Space and/or Building (except as otherwise expressly provided herein). Licensee hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to, those incurred by Licensor and/or its mortgagee) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Licensee in, on or about the Licensed Space and/or Building whether or not the same may be permitted by this Agreement. Licensee shall defend, indemnify and hold harmless Licensor, its mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill or emission of any Hazardous Materials, or the violation of any Environmental Laws, by Licensee, its agents, employees, contractors or invitees. The provisions of this Section shall be in addition to any other obligations and liabilities Licensee may have to Licensor at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

3.
For the purposes of this Agreement, all federal, state or local environmental laws, statutes, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authority or issued or promulgated thereunder shall be referred to as the "Environmental Laws" and "Hazardous Materials" shall include, without limitation:

(i)  those substances included within the definitions of "hazardous substances," "hazardous materials," toxic substances," or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

(ii)  those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(iii)  any material, waste or substance which is (A) gas or petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section of the Clean Water Act (33 U.S.C. § 1317); (E) flammables or explosives; or (F) radioactive materials.

8.
Relocation. Licensor, at its cost and expense, reserves the right upon not less than ninety (90) days written notice to Licensee, to relocate the Generator and/or Related Equipment to substitute space reasonably satisfactory to Licensee (the "Substitute Space"). Upon such relocation, the Substitute Space shall thereafter constitute the Licensed Space under this Agreement. In the event that Licensee, using good faith efforts to accommodate Licensor in the relocation, is unable to secure the substitute plans, government approvals, permits, materials or equipment necessary for the relocation of the Generator and/or Related Equipment to the Substitute Space within the ninety (90) day period, then Licensor shall allow for an additional thirty (30) days for the relocation of the Generator and/or Related Equipment (the "Additional Period"). In the event that Licensee, using good faith efforts, is unable to obtain the substitute plans, government approvals, permits, materials or equipment necessary for the relocation during the Additional Period, then Licensee shall request Licensor's consent, which consent shall not be unreasonably withheld or delayed, for an extension of the Additional Period for an amount of time reasonably necessary for Licensee's acquisition of such plans, government approvals, materials or equipment.

9.
Non-Exclusive, Non-Interference. The License hereby granted to Licensee is non-exclusive and shall not preclude Licensor from granting a license or licenses to others with generators or any other equipment. The rights of Licensee hereunder shall be exercised without causing interference with the activities being carried on by other licensees, and, further, Licensee shall use reasonable efforts to minimize interference with the activities carried on by other licensees on or near the Licensed Space. Licensee shall not change or alter the Generator or Related Equipment described on Attachment 2 hereto without the prior written consent of Licensor.

10.
Right to Terminate. If any lease made by Licensee for any space in the Building (including without limitation the Lease) shall be terminated or terminable after the making of this Agreement, because of any default by Licensee thereunder beyond any applicable cure or grace period, such Event of Default shall empower Licensor, at Licensor's sole option, to terminate this Agreement by notice to Licensee thereof. Notwithstanding the foregoing, this Agreement shall terminate automatically upon the termination of the First Amendment.

11.
Removal of Generator and Related Equipment. Licensor hereby waives its right to and interest in the Generator, Related Equipment and Connecting Equipment. At the termination of this Agreement by lapse of time or otherwise, the Generator, Related Equipment and Connecting Equipment installed hereunder shall be removed from the Licensed Space and other areas of the Building at Licensee's sole cost and expense. The Licensed Space and Building areas from which any equipment is removed pursuant to the terms of this Section shall be restored by Licensee to as good condition as existed immediately prior to installation of the Generator, Related Equipment and/or Connecting Equipment, normal wear and tear excepted. In connection therewith, the removal of the Related Equipment shall include the removal of the transfer switch and restoration of electrical circuiting and panels to the main building systems. Penetrations of the exterior of the Building shall be filled with like material of appropriate finish and detail. If Licensee fails to remove the Generator, Related Equipment and/or Connecting Equipment as required by Licensor, Licensor may remove, store or dispose of the Generator and such Related Equipment and repair and restore any damage to the Building caused by such removal or installation. Licensee shall reimburse Licensor for any and all costs incurred by Licensor in connection therewith.

12.
Notices; Documentation. All notices required to be given hereunder shall be given in accordance with the notice provisions of the Lease. Upon written request from Licensor, Licensee shall provide Licensor with copies of all documentation with respect to the Generator and Related Equipment, including, but not limited to, the following: (i) the complete description thereof; (ii) purchase contracts; (iii) manufacturers' warranties; (iv) plans and specifications with respect to the Licensed Space and any other areas of the Building; (v), consultants' reports, if any; (vi) installation, service and maintenance contracts; (vii) testing and maintenance reports and logs and certifications; (viii) communications, letters, agreements and notices from or with any other tenants in the Building with respect to the Generator and/or Related Equipment, if any; and (ix) any other information or documentation of any material significance. Such documentation shall be provided to Licensor promptly upon the request by Licensor therefor, and in no event more than seven (7) days after such request.

13.
Insurance and Indemnity. Licensee's insurance and indemnity obligations and agreements under the Lease shall be applicable to the Licensed Space and the Generator and Related Equipment. At all times during the term of this Agreement, Licensee shall maintain general commercial liability and casualty insurance coverage in such forms and amounts, and with such insurers, approved by Licensor, in its reasonable discretion, with Licensor named as an additional insured. Prior to installing the Generator or Related Equipment, Licensee shall deliver to Licensor evidence that such insurance coverage is in effect. Licensee shall assume the full risk of loss with respect to all Generator and Related Equipment located in the Building and Licensed Space, and Licensee shall protect, indemnify and hold Licensor, its partners, employees, contractors, agents, directors, officers, partners and members (the "Licensor Parties") harmless (and, if requested by Licensor, shall defend with counsel reasonably acceptable to Licensor and such Licensor Parties) from and against any and all claims, liabilities, costs and expenses (including reasonable attorney and consultant fees, court costs and litigation expenses), including, without limitation, claims for damage, loss or injury either to persons or property, arising from and/or related to the installation, use, testing and maintenance of the Generator and Related Equipment by Licensee, its employees, agents, contractors, consultants or representatives, or the failure of Licensee to comply with any of the obligations hereunder. Licensee hereby waives all claims against Licensor and all of the other Licensor Parties for injury to persons, damage to property or to any other interests of the Licensee sustained by Licensee or any person claiming through Licensee resulting from any occurrence in, on or about the Licensed Space or Building with respect to the Generator or Related Equipment. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

14.
Exculpatory Clause. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that the liability of Licensor hereunder shall be limited as provided in Section 24 of the First Amendment and relevant provisions of the Original Lease.

15.
Submission of Agreement. Submission of this instrument for examination shall not bind Licensor and no duty or obligation on Licensor shall arise under this instrument until this instrument is signed and delivered by Licensor and Licensee.

16.	Defined Terms. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease.

17.
Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the parties hereto, provided that Licensee shall not assign or transfer this Agreement to any other person without Licensor's prior written consent, which may be withheld by Licensor in its sole and absolute discretion.

(EXECUTION PAGE FOLLOWS)

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the day and year first above written.

WITNESS:	LICENSOR:

TR STONE MANOR CORP.,
a Delaware corporation

By:	By:
Name:	Name:
Its:

WITNESS:	LICENSEE

DISCOVERY LABORATORIES, INC.,
a Delaware corporation

By:	By:
Name:	Name:
Its:

ATTACHMENT 1

GENERATOR

ATTACHMENT 2

SPECIFICATIONS